                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:    0-11501
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                      Boettcher Western Properties II Ltd.
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             (Exact name of registrant as specified in its charter)


        828 Seventeenth Street, Denver, Colorado  80202  (303) 628-8000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)


                     Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  ___X___     Rule 12h-3(b)(1)(i)   ______
   Rule 12g-4(a)(1)(i)  _______     Rule 12h-3(b)(1)(ii)  ______
   Rule 12g-4(a)(2)(i)  _______     Rule 12h-3(b)(2)(i)   ______
   Rule 12g-4(a)(2)(ii) _______     Rule 12h-3(b)(2)(ii)  ______
                                    Rule 15d-6            ______

        Approximate number of holders of record as of the
        certification or notice date:  2,035
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       Pursuant to the requirements of the Securities Exchange Act of 1934, Boettcher Western Properties II Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                    Boettcher Properties, Ltd., General Partner

                    By:   BPL Holdings, Inc., General Partner


Date:  December 12, 1995          By: /s/ Thomas M. Mansheim
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                                      Thomas M. Mansheim
                                      Treasurer of BPL Holdings, Inc.,
                                      Principal Financial and Accounting
                                      Officer of the Partnership